SERVICE AND AGENCY AGREEMENT

This Service and Agency Agreement (The "Agreement") is among Investors Bank & Trust Company (hereinafter referred to as "Investors Bank & Trust Company") and Bull & Bear Funds II, Inc. (hereinafter referred to as "Bull & Bear"), and is effective as of November 19, 1994. As of its effective date, this Agreement supersedes any prior agreement relating to the subject matter hereof.

                               Article 1: Recitals

     1.1 Bull & Bear has developed certain materials that may be used by an individual to establish an individual retirement custodial account ("IRA"). These Bull & Bear materials use the provisions of IRS Form 5305-A, Individual Retirement Custodial Account, provisions developed by Bull & Bear in Article VIII of Form 5305-A, an IRA disclosure statement and related forms and materials (and such materials are hereinafter collectively called the"IRA Materials"), and the provisions of IRS Form 5305-SEP, Simplified Employee Pension - Individual Retirement Accounts Contribution Agreement, and related informational or other materials (and such materials are hereafter referred to collectively as the "SEP Materials." In addition, Bull & Bear has developed or contracted for certain materials that may be used by an individual to establish a 403(b)(7) custodial account (the "403(b) Account Materials") and master or prototype qualified plan materials that may be used by an Employer to establish a tax-qualified profit sharing or money purchase pension plan (the "Prototype Plan Materials"). The IRA Materials, the SEP Materials, the 403(b) Account Materials, and the Prototype Plan Materials are hereinafter referred to collectively as the "Materials". Contributions to an IRA, 403(b) Account or Employer Plan established using the IRA Materials, the 403(b) Account Materials or the Prototype Plan Materials (as the case may be) may be invested in shares of open-end regulated investment companies in the Bull & Bear Funds Group ("Shares").

     1.2 Bull & Bear desires to have Investors Bank & Trust Company serve as Custodian of IRAs or 403(b) Accounts established using the IRA Materials or the 403(b) Account Materials, and to serve as Trustee of Employer Plans established using the Prototype Plan Materials. Investors Bank & Trust Company is willing to serve as such Custodian or Trustee in accordance with the terms and conditions of this Agreement. For purposes of this


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Agreement,  in its capacity as  Custodian  or Trustee of a Customer  Arrangement
hereunder, Investors Bank & Trust Company will be referred to as the "Custodian" (even though with respect to Employer Plans, Investors Bank & Trust Company is serving as
Trustee).

     1.3 Investors Bank & Trust represents to Bull & Bear that it is and, as long as any Customer Arrangements established hereunder are in effect, will be a "bank" as defined in Section 408(n)(1) of the Internal Revenue Code of 1986, as amended.

                             Article 2: Definitions

As used in this Agreement, the following terms have the following meanings:

     2.1 "Customer" means an individual or business maintaining a Customer IRA, Customer 403(b) Account, or Employer Plan.

     2.2 "Customer Arrangement" means a Customer IRA, a Customer 403(b) Account, or an Employer Plan.

     2.3 "Customer IRA" means the individual retirement custodial account, as hereafter adopted by an individual using the IRA Materials.

     2.4 "Customer 403(b) Account" means the 403(b)(7) custodial account, as hereafter adopted by an individual using the 403(b) Account Materials.

     2.5 "Employer" means an entity (whether incorporated or not) that has established an Employer SEP or an Employer Plan.

     2.6 "Employer Plan" means a tax-qualified prototype profit sharing or money purchase pension plan as hereafter established by an Employer using the Prototype Plan Materials.

     2.7 "Employer SEP" means a simplified employee pension plan, as hereafter established by an Employer using the SEP Materials.

                            Article 3: IRA Materials

     3.1 Bull & Bear will be responsible for preparing and maintaining all of the Materials. Bull & Bear will be responsible for the legal and tax effect of


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such  Materials,  and will  take all  steps  necessary  to  ensure  that all the
Materials contain such terms and conditions and meet such other requirements as are necessary to comply with all provisions of the Internal Revenue Code and any other laws applicable to individual retirement accounts, simplified employee pension plans, 403(b)(7) custodial accounts or tax-qualified profit sharing or money purchase pension plans, in order to achieve tax deferral for Customers who establish or employees or owner-employees who participate in a Customer
Arrangement  and  to  achieve  tax   deductibility  for  the  Employer  for  any
contributions to any such Customer Arrangement (within applicable limitations). This responsibility will include (without limitation) timely amending the Materials and causing amended Materials to be distributed to and if necessary signed by Customers and/or Employers. All costs and expense of the preparation and maintenance of the Materials will be borne by Bull & Bear.

     Bull & Bear may contract for or arrange with a vendor selected with reasonable care by Bull & Bear for the provision of any or all the Materials, provided that, as between Bull & Bear and Investors Bank & Trust Company, Bull & Bear will be responsible for all the Materials as provided in the preceding paragraph and for all other purposes of this Agreement.

     The Materials (and all explanatory, advertising, marketing or other Materials used in connection with any Customer Arrangement) will provide that Investors Bank & Trust Company as Custodian of any Customer Arrangement will have no investment responsibilities and no fiduciary or other responsibility or liability for the selection of investments for any Customer Arrangement, and will not serve as the "plan administrator" (as defined in the Employee Retirement Income Security Act of 1974, as amended) of any Customer Arrangement.

   Article 4:  Employment of Investors Bank & Trust Company as Custodian

     4.1 Investors Bank & Trust Company agrees to serve as Custodian of any Customer Arrangement hereafter established by a Customer using the Materials. As such Custodian, Investors Bank & Trust Company will be designated as the owner of the Shares purchased for each Customer Arrangement on the records of Bull & Bear. Bull & Bear represents and warrants to Investors Bank & Trust Company that the Shares will meet all applicable legal


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requirements,  including  registration  in accordance with the Securities Act of
1933, as amended, and the Investment Company Act of 1940, as amended, in order to be legal investments for Customer Arrangements.

     4.2 Records of the Custodian's ownership of Shares will be maintained by Bull & Bear in the name of Investors Bank & Trust Company as Custodian (or its nominee) and no physical shares will be issued.

     4.3 Investors Bank & Trust Company and Bull & Bear acknowledge and agree that:

          (a) Under the Materials, Investors Bank & Trust Company as Custodian has no investment responsibility for the selection of Shares for any Customer Arrangement and Investors Bank & Trust Company will have no liability for any investments made for a Customer Arrangement.

          (b) Investors Bank & Trust Company will not serve as "plan administrator" (as defined in the Employee Retirement Income Security Act of 1974, as amended) of any Customer Arrangement whatsoever, or in any other administrative capacity or other capacity except as Custodian thereof.

          (c) Bull & Bear agrees that, in any written, oral, or electronic communications from Bull & Bear to any prospective or actual Customer or Employer, it will not state or represent that Investors Bank & Trust Company has any investment discretion or other power concerning investments of any Customer Arrangement, or that Investors Bank & Trust Company will serve as plan administrator or have any administrative or other responsibility for the administration or operation of any Customer Arrangement.

     4.4 (a) Investors Bank & Trust Company hereby delegates to Bull & Bear all record keeping and other duties of the Custodian as are specified in any of the Materials or as may be necessary or convenient to administer and maintain any Customer Arrangement. With respect to any Customer Arrangement, such duties include, without implied limitation, receiving and maintaining copies of the signed Materials and other documentation necessary to reflect the establishment of and activity in each Customer Arrangement, processing all contributions to a Customer Arrangement (including rollover or


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direct rollover  contributions),  properly  investing all such  contributions in
Shares in accordance  with the Customer's  instructions,  processing  investment
transfers  among  Shares  in  accordance   with  the  Customer's   instructions,
processing   distributions   and  rollovers  or  transfers   from  the  Customer
Arrangement,   providing  periodic  Customer   Arrangement   account  statements
(including a year-end statement), performing all required government reporting in a timely manner in accordance with applicable requirements, including timely filing Form 5498 and Form 1099R (where applicable) with the Customer and the Internal Revenue Service, performing income tax withholding, where applicable, timely providing a Schedule P to each Employer with an Employer Plan to be filed with the Annual Report of the Employer Plan to the Internal Revenue Service, and
responding   to  all  Customer  and  other   inquiries   concerning  a  Customer
Arrangement. With respect to Employer SEPs and Employer Plans, such duties may include, without implied limitation, receiving Employer SEP or Employer Plan contributions and properly allocating such contributions to participants' accounts or (in the case of an Employer SEP) individual retirement accounts operating in connection with such Employer SEP or Employer Plan, and responding to all Employer and other inquiries concerning an Employer SEP or Employer Plan. Bull & Bear will perform all such duties, and will do so with the same degree of care that Investors Bank & Trust Company would be required to exercise if it were performing such duties itself.

          (b) Bull & Bear may delegate any of its duties under the preceding subsection (a) to a third party service provider or service bureau (which may include an affiliate of Bull & Bear or the transfer agent or distributor of the Shares) selected by Bull & Bear with reasonable care. Notwithstanding any such delegation, Bull & Bear will remain responsible to Investors Bank & Trust Company for the complete and proper performance of Bull & Bear's duties under the preceding subsection (a).

     4.5 Bull & Bear will upon reasonable advance notice make available access to its facilities and access to or copies of such records to Investors Bank & Trust Company as Investors Bank & Trust Company may request in order that Investors Bank & Trust Company may determine that Bull & Bear is properly performing its duties and obligations hereunder or as may be necessary to comply with bank regulatory or other legal requirements to which Investors Bank & Trust Company is subject; Investors Bank & Trust Company's right of access under this sentence will include access


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to any service provider or service bureau performing any of Bull & Bear's duties and obligations under this Agreement on behalf of Bull & Bear.

                Article 5:  Reviews of Materials

     5.1 Bull & Bear will submit to Investors Bank & Trust Company and await its advance approval of all Materials and of any other materials concerning Investors Bank & Trust Company or the duties of the Custodian which will be used by Bull & Bear in marketing the Materials to prospective or actual Customers or Employers or in communicating with Customers or Employers. Investors Bank & Trust Company will not unreasonably withhold its approval of any such materials.

     5.2 Any approvals by Investors Bank & Trust Company under Section 5.1 will constitute Investors Bank & Trust Company's acquiescence to the use of such materials and not its approval of their contents or their effect. Bull & Bear will assume full responsibility to Investors Bank & Trust Company and to all other interested persons (including Customers and Employers) for such contents and such effect.

           Article 6:  Applications and Correspondence

     6.1 Investors Bank & Trust Company will sign all applications to establish a Customer Arrangement or other documents related to Customer Arrangements which Bull & Bear submits to Investors Bank & Trust Company for its signature. However, Investors Bank & Trust Company may in writing authorize Bull & Bear or Bull & Bear's designee to execute Investors Bank & Trust Company's name to one or more specific documents or categories of documents (and such authorization may be a blanket or standing authorization until revoked by Investors Bank & Trust Company). In no event will Bull & Bear sign Investors Bank & Trust Company's name on any application or other document without Investors Bank & Trust Company's prior written approval.

     6.2 Upon receipt, Investors Bank & Trust Company will promptly forward or refer all written and oral inquiries from Customers, Employers and/or other parties to Bull & Bear. Bull & Bear will appropriately handle all inquiries directed to the Custodian.



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                         Article 7: Returns and Reports

     7.1 Bull & Bear will timely prepare and file all returns, reports and statements relating to Customer Arrangements required by the Code and regulations thereunder or any other applicable federal or state law, or as agreed to in the relevant Materials relating to a Customer Arrangement.

                          Article 8: Fees and Expenses

     8.1 In consideration for Investors Bank & Trust Company's service as Custodian hereunder, Bull & Bear will pay Investors Bank & Trust Company such compensation as is specified in attached Schedule A. In addition, Investors Bank & Trust Company will be entitled to be reimbursed by Bull & Bear for Investors Bank & Trust Company's reasonable expenses (including fees of legal counsel or other advisors) incurred in performing any services under this Agreement other than serving as Custodian of a Customer Arrangement (such as, by way of an example of a reimbursable expense and not by way of limitation, fees of legal counsel to review the Materials) or any services requested by Bull & Bear.

     8.2 Investors Bank & Trust Company will receive reimbursement for any expenses it incurs in connection with serving as Custodian of any Customer Arrangement to the extent provided for under the relevant Materials and as Custodian will have the right to charge such expenses directly to a Customer Arrangement (or an account thereunder) as provided for under the relevant Materials. To the extent that Investors Bank & Trust Company does not collect the entire amount of any such expense from the Customer Arrangement involved, Bull & Bear will pay such shortfall to Investors Bank & Trust Company.

  Article 9:  Indemnification of Investors Bank & Trust Company

     9.1 Bull & Bear and its successors and assigns will at all times jointly and severally indemnify and hold Investors Bank & Trust Company and its successors and assigns harmless from any and all liability, claims, actions, loss, costs or expense (including (a) reasonable fees for counsel, (b) taxes, penalties, expenses or fees, and (c) any liability imposed directly or indirectly as a consequence of limiting investment options available under any Customer Arrangement to the Shares), hereinafter referred to as "Losses", which Investors Bank & Trust


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Company incurs in any manner arising directly or indirectly from or out of or in connection with the performance or non-performance by Bull & Bear of Bull & Bear's duties and obligations under this Agreement or applicable law, or arising directly or indirectly from, out of or in connection with Investors Bank & Trust Company's being named Custodian of any Customer Arrangement under this Agreement or under any of the Materials.

     The indemnification of Investors Bank & Trust Company (and its successors and assigns) provided for in the preceding paragraph will include indemnification for any Losses arising directly or indirectly from or out of or in connection with the performance or non-performance by either any third-party service provider or service bureau to whom Bull & Bear has delegated any of its duties under Section 4.4(b) or any provider or vendor with whom Bull & Bear has contracted for the provision of any of the Materials under Section 3.1.

     9.2 No Losses  which might be subject to the  indemnification  provision in
Section 9.1 will be confessed, settled or compromised by Investors Bank & Trust Company until Investors Bank & Trust Company gives Bull & Bear at least ten business days' written notice of the material facts as then known to Investors Bank & Trust Company, and Bull & Bear will have the right, upon written demand given to Investors Bank & Trust Company within ten business days after the date of such notice from Investors Bank & Trust Company, to confess or defend against such Losses at its expense.

        Article 10:  Resignation or Removal of Custodian

     10.1 If at any time hereafter, Bull & Bear chooses to discontinue performing any of its duties and obligations described in or contemplated by this Agreement, either of a general nature or in respect to any or all Customer Arrangements, it will give Investors Bank & Trust Company at least 90 days' written notice prior to such discontinuance. Investors Bank & Trust Company may thereupon resign as Custodian in respect to any or all Customer Arrangements in accordance with the provisions of the relevant Materials. If within 30 days after Investors Bank & Trust Company receives such a notice from Bull & Bear, or if any other time prior to receipt of any such notice from Bull & Bear, Investors Bank & Trust Company chooses to resign as Custodian of any or all Customer Arrangements, Bull & Bear will promptly


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distribute  the notice of Investors Bank & Trust  Company's  resignation to such persons and in such manner as are called for under the applicable provisions of the relevant Materials and in form and content satisfactory to Investors Bank & Trust Company. Bull & Bear will continue to perform such duties and obligations in respect to such Customer Arrangements at least until Investors Bank & Trust Company's resignation takes effect and the assets have been transferred to its successor custodian or trustee or have been distributed.

                            Article 11: Miscellaneous

     11.1 No party to this Agreement will be liable to any other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder (provided that this Section 11.1 is not intended to and will not be construed to reduce or terminate in any way Bull & Bear's indemnification obligation under
Section 9.1).

     11.2 This Agreement will become effective as of the date stated above and will continue in full force while Investors Bank & Trust Company serves as Custodian of any Customer Arrangements, and will terminate when Investors Bank & Trust Company no longer serves as Custodian of any such Customer Arrangement; provided, however, that the indemnification provisions of Article 9 will continue to apply after termination of this Agreement with respect to any act or omission which is alleged to have occurred while this Agreement was in effect.

     11.3 This Agreement may be amended from time to time by mutual written agreement of the parties. Any such amendment must be in writing and signed by both parties. Schedules appended hereto may be amended by written agreement between the parties without re-execution of this Agreement.

     11.4 Bull & Bear represents and warrants to Investors Bank & Trust Company that it has power under its Articles of Incorporation and by-laws (or equivalent) to enter into and perform its obligations under this Agreement, and has duly executed this Agreement so as to constitute its valid and binding obligation.

     11.5 Notices and other writings will be delivered or mailed postage prepaid to:

                    Bull & Bear at
                    11 Hanover Square
                    New York, NY  10005


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                    Attn:  Thomas B. Winmill, President
                    Investors Bank & Trust Company at
                    P.O. Box 1537 - ADM27
                    Boston, MA  02205
                    Attn:  Henry N. Joyce, Managing Director

or to such other addresses Bull & Bear or Investors Bank & Trust
Company may hereafter specify to the other in writing.

     11.6 This Agreement will be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts. Bull & Bear hereby submits to the jurisdiction of the courts located in the Commonwealth of Massachusetts, including any appellate court thereof or the federal district court located therein with respect to any litigation involving this Agreement.

     11.7 Unless otherwise required by law, each party agrees to maintain in confidence any confidential or proprietary information of any other party and not to disclose any such information without the consent of the party owning such information. IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and behalf by its duly authorized officer and to be duly attested.

ATTEST:
                         BULL & BEAR FUNDS II, INC.

  By:  _______________________           ---------------------------------------
         Authorized                        Signer

                         INVESTORS BANK & TRUST COMPANY

_______________________  By:
                          ---------------------------------------
    Authorized                         Signer



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                                   SCHEDULE A




In consideration for Investors Bank & Trust Company's service as Custodian, Bull & Bear will pay Investors Bank & Trust Company the per account or per participant amount shown below per calendar year or any portion thereof that Investors Bank & Trust Company is serving as Custodian of one or more Customer
Arrangements:


               Customer IRAs (including SEP - IRAs):
                    $1.00 Per Customer IRA

               Customer 403(b) Accounts:
                    $1.00 per Customer 403(b) Account

               Employer Plans
                    $10.00 Per Participant in the Employer Plan




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December 1994



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